Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Announces

Second Quarter 2019 Results

"	Q2 Total Revenues of $1.506 billion, up 4.4% from last year (up 6.0% in constant currency)
"	Q2 Net earnings of $49.4 million, up 122.5% from last year (up 125.2% in constant currency)
"	Q2 Adjusted EBITDA of $237.6 million, down 2.9% from last year (down 1.8% in constant currency)
"

Q2 Adjusted EBITDA, adjusting 2018 for ASC 842 impact, increased 7.3% (up 8.6% in constant currency) – these growth figures do not also adjust for a $10.8 million rent benefit in Q2 2018 that did not recur in 2019

"	Q2 attendance of 97.0 million tickets sold set an all-time high quarterly record
"

2019 net capital expenditures guidance updated to approximately $415 million and 2020 net capital expenditures guidance set at approximately $300 million – consistent with medium to long-term financial target announced at the April 2019 Investor Day of $250 to 300 million net capex to be reached within three to five years

"

Profit Improvement Plan announced, targeted to realize approximately $50 million in incremental operating income in 2020 from cost savings and revenue initiatives – consistent with the medium to long-term target announced at the April 2019 Investor Day to improve Adjusted EBITDA margins by up to 200 basis points

LEAWOOD, KANSAS - (August 8, 2019) -- AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC” or “the Company”), today reported results for the second quarter ended June 30, 2019.

“AMC delivered strong results for the second quarter of 2019, achieving 4.4% year-over-year total revenue growth to $1.506 billion, driven by record attendance in both our U.S. and international markets. Importantly, total Adjusted EBITDA grew 7.3% year-over-year after adjusting 2018 for the non-cash accounting impact of ASC 842,” said Adam Aron, CEO and President of AMC.

Aron continued, "In a quarter that generated the second largest domestic industry box office for any quarter in the past 100 years, we are especially gratified that AMC outperformed the rest of the U.S. industry (meaning comparing AMC with the rest of the U.S. industry, excluding AMC) in attendance per screen by 800 basis points and in admissions revenue per screen by 400 basis points. Additionally, AMC generated record U.S. food and beverage per patron of $5.58 and total food and beverage per patron of $5.08, representing year-over-year growth of 5.5% and 3.9%, respectively.

Aron concluded, “We continue to drive this performance by leveraging the power of the AMC platform: from experiential initiatives and enhancements at our theatres to a frictionless use of technology to communicate, engage and sell to our guests. We are seeing meaningful recovery in Europe, and our efforts in the United States have been greatly aided by the soaring popularity of our AMC Stubs loyalty program, which recently crossed 21 million member households, our AMC Stubs A-List subscription program now with more than 900,000 subscribers, and our AMCTheatres.com web site and smartphone apps now being visited at a pace of more than 1 billion times annually.”

Key Financial Results  (presented in millions, except operating data)

	Quarter Ended June 30,			Six Months Ended June 30,
	2019	2018	Change	2019	2018	Change
GAAP Results
Revenue	$1,506.1	$1,442.5	4.4%	$2,706.5	$2,826.1	(4.2)%
Net earnings (loss)*	$49.4	$22.2	122.5%	$(80.8)	$39.9	N/M
Net cash provided by operating activities	$152.2	$131.7	15.6%	$153.6	$297.1	(48.3)%
Non-GAAP Results**
Total revenues (2019 constant currency adjusted)	$1,528.8	$1,442.5	6.0%	$2,757.2	$2,826.1	(2.4)%
Adjusted EBITDA	$237.6	$244.8	(2.9)%	$345.8	$522.7	(33.8)%
Adjusted EBITDA (2018 Adjusted for ASC 842)	$237.6	$221.4	7.3%	$345.8	$475.6	(27.3)%
Adjusted free cash flow	$100.1	$73.9	35.5%	$50.3	$187.3	(73.1)%
Adjusted free cash flow (2018 Adjusted for ASC 842)	$100.1	$59.5	68.2%	$50.3	$158.3	(68.2)%
Operating Metrics
Attendance (in thousands)	96,955	91,245	6.3%	176,780	182,177	(3.0)%
U.S. markets attendance (in thousands)	71,900	69,751	3.1%	126,879	131,607	(3.6)%
International markets attendance (in thousands)	25,055	21,494	16.6%	49,901	50,570	(1.3)%
Average screens	10,675	10,684	(0.1)%	10,679	10,737	(0.5)%

* Please refer to our form 10-Q filed today for a discussion of items included in GAAP net earnings (loss). N/M = Percent change is not meaningful due to the current year net loss.

 ** Please refer to the tables included later in this press release for definitions and full reconciliations of non-U.S. GAAP financial measures.

Selected Second Quarter Financial Results

•

Revenue: Second-quarter total revenues were $1.506 billion, increasing 4.4% on a GAAP basis (increasing 6.0% in constant currency) from the year-ago quarter. Results were driven by (i) record setting U.S. and International attendance, up 3.1% and 16.6%, respectively, (ii) strong food and beverage per patron growth, up 3.9% (up 5.1% in constant currency) primarily due to strategic pricing initiatives and (iii) other theatre revenues per patron, which grew 10.9% (grew 12.7% in constant currency) largely from increases in online ticketing fees.

Total revenues were not significantly affected by flat admissions revenues (up 1.5% in constant currency). U.S. average ticket price declined by 4.8%, reflecting the deliberate implementation of our A-List program and other promotional pricing initiatives as well as declines in IMAX attendance and an increase in the number of family-friendly films, while international average ticket price declined 8.8% (down 2.8% in constant currency) due to foreign exchange rates and strategic pricing initiatives. Average ticket price declines were offset by record global attendance at AMC.

Given the natural fluctuations in the box office between quarters and within the year due to the timing of film releases, the Company’s management focuses on its full-year results and performance against its disclosed medium to long-term targets rather than on any particular quarter.

•

Net Earnings (Loss): Net earnings was $49.4 million, increasing 122.5% on a GAAP basis (increasing 125.2% in constant currency) from the year-ago quarter. The increase in net earnings included the impact of the 4.4% increase in total revenues and several other items. These items included $41.0 million of other income related to the quarterly fair-value remeasurement of a derivative liability and derivative asset, offset by $16.6 million of other expense related to the repayment of indebtedness. Furthermore, Q2 of 2018 benefited from a $10.8 million rent adjustment related to a lease modification that did not recur in 2019.

•

Adjusted EBITDA:  Total Adjusted EBITDA was $237.6 million, down 2.9% from the year-ago quarter (down 1.8% in constant currency). Total Adjusted EBITDA grew 7.3% year-over-year (up 8.6% in constant currency), after adjusting the year-ago quarter for $23.4 million in non-cash accounting impact of ASC 842 for comparability. The increase year-over-year is prior to adjusting for a $10.8 million rent benefit related to a lease modification recorded in Q2 of 2018 that did not recur in 2019.

U.S. markets Adjusted EBITDA declined 9.0%, while International markets Adjusted EBITDA increased 57.1% (increase of 69.5% in constant currency). U.S. markets Adjusted EBITDA declined 3.4% year-over-year, after adjusting the year-ago quarter for $13.0 million in non-cash accounting impact of ASC 842 for comparability. The decrease year-over-year is prior to adjusting for a $10.8 million rent benefit related to a lease modification recorded in Q2 of 2018 that did not recur in 2019.

•

Cash Flow: Net cash provided by operating activities was $152.2 million, compared with $131.7 million in the year-ago quarter. Adjusted Free Cash Flow was $100.1 million, compared with $73.9 million in the year-ago quarter or $59.5 million in the year-ago quarter after adjusting for the non-cash accounting impact of ASC 842. The increase in Adjusted Free Cash Flow is primarily related to increases in net cash provided by operating activities and the timing of maintenance capital expenditures.

Other Key Highlights

•

Industry Performance: In the second quarter of 2019, the U.S. industry box office generated $3.2 billion in admissions sales (down 3.7% year-over-year on a 2.5% decline in attendance), which was the second largest U.S. industry box office quarter of all time. AMC outperformed the U.S. industry on both an attendance per screen and admissions revenue per screen basis by approximately 650 and 260 basis points, respectively, and after excluding AMC from the U.S. industry statistics, that outperformance grew to 800 and 400 basis points, respectively. Internationally, the industry box office in countries served by Odeon and Nordic’s theatres grew 16.6% and 11.1%, respectively, in constant currency. The industry box office across Europe benefited from the record-breaking AVENGERS: ENDGAME and an increase in well-received family product.

•

AMC Stubs A-List Program: Since its launch in June 2018, the A-List tier of our successful AMC Stubs loyalty program has already attracted more than 900,000 subscribers, far in excess of initial internal expectations of 500,000 subscribers in the first year. During the first quarter of 2019, AMC implemented a 10% membership price increase in ten states and a 20% price increase in five states. Based on an average monthly frequency of 2.85x for our A-List members in the second quarter, their associated full-price bring-along guest attendance, their food and beverage spend and the price increases in the first quarter, we believe the A-List program was profitable in the first half of 2019 compared to our estimated results if the program had not existed.

•

Medium and Long-Term Financial Targets:  During the second quarter, the Company outlined its medium to long-term financial targets which included the following: 1) anticipated total annual revenue growth of between 3% and 5%, based on a 1% to 2% annual outperformance of an assumed annual industry box office growth of between 2% and 3%; 2) Adjusted EBITDA margin (Adjusted EBITDA divided by Total Revenues) of between 16% and 18%; 3) a reduction in annual net capital expenditures to between $250 and $300 million over the next three to five years, and; 4) deleveraging to achieve a Net Leverage Ratio of between 3.5x and 4.5x by the end of three years and approximately 3.0x over the long-term. Net Leverage Ratio is defined as Net Debt divided by Adjusted EBITDA. Net Debt is defined as corporate borrowings plus capital and financing lease obligations, debt issuance costs for corporate borrowings, discounts (premiums) for corporate borrowings less the derivative liability related to the senior unsecured convertible notes due 2024, less cash.

•

Capital Expenditures:  In the context of the medium and long-term financial targets presented above, we are updating our capital expenditure guidance for 2019 and introducing capital expenditure guidance for 2020, which we believe will result in meaningful progress toward achieving those targets.

Based on year-to-date and anticipated capital expenditures for the remainder of 2019 and for the full year 2020, we now believe that 2019 net capital expenditures will be approximately $415 million, a reduction of $35 million compared to previous guidance, and that 2020 net capital expenditures will be approximately $300 million.

•

Profit Improvement Plan: In conjunction with the reduction in capital expenditures, AMC is also announcing a comprehensive profit improvement plan to enhance operational efficiency and as part of its efforts to achieve its medium and long-term margin targets. These initiatives will seek to achieve cost savings across the entire income statement, including general & administrative, operating, rent and other expense line items, while also generating additional revenues through strategic pricing and programming initiatives. The plan is targeted to realize approximately $50 million in incremental operating income by the end of 2020 with approximately $5 million of benefit expected in the remainder of 2019.

•

Circuit Update: As of June 30, 2019, AMC owned, operated, or had interests in 639 theatres in the U.S. and 365 theatres internationally. In the second quarter, the Company added premium recliner seating to 15 theatres, including nine in the U.S. and six internationally, which includes two new build theatres. Premium large format offerings continue to attract guests by delivering the best sight and sound experience, and the Company added eight new Dolby screens, one new IMAX screen and one new Prime at AMC screen during the quarter. Furthermore, during the second quarter of 2019, 878 screens were converted to reserved seating. The Company has converted 97% of AMC branded screens and 98% of AMC-Dine-In branded screens to reserved seating.

•

New Lease Accounting Standard (ASC 842): The Company adopted ASC 842 on January 1, 2019. As previously disclosed, ASC 842 is an accounting change with no impact on AMC’s business or total cash flows. While this new rule introduces certain presentation changes to all three of AMC’s core financial statements, it does not affect day-to-day operations or cash generation. As a result of adopting ASC 842, the key changes are as follows: 1) the Company’s consolidated balance sheet now includes operating right-of-use assets and operating lease liabilities of $4.8 billion and $5.4 billion, respectively, at June 30, 2019; 2) the Company’s income statement for the three months ended June 30, 2019 includes additional rent expense of $30.4 million, a decline in depreciation and amortization of $24.0 million and a decline in interest expense of $6.9 million; and 3) the Company’s cash flows provided by operating activities for the six months ended June 30, 2019 is lowered by $28.0 million, offset by an equivalent increase in the Company’s cash flows provided by financing activities.

•

Cash Dividend / Share Repurchase: The Company paid approximately $20.8 million of dividends in the second quarter of 2019. Since its IPO, AMC has paid $622 million in total dividends and repurchased $480 million in common stock for a cumulative return of capital of $1.1 billion. Following the dividend declared on August 5, 2019, the Company will have issued a dividend in 21 consecutive quarters beginning in Q2 of 2014.

Conference Call / Webcast Information

The Company will host a conference call via webcast for investors and other interested parties beginning at 7:30 a.m. CDT/8:30 a.m. EDT on Thursday, August 8, 2019. To listen to the conference call via the internet, please visit the investor relations section of the AMC website at www.investor.amctheatres.com for a link to the webcast. Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

Participants may also listen to the call by dialing (877) 407-3982, or (201) 493-6780 for international participants.  An archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the United States, the largest in Europe and the largest throughout the world with approximately 1,000 theatres and 11,000 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its Signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty and subscription programs, web site and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. AMC operates among the most productive theatres in the United States' top markets, having the #1 or #2 market share positions in 21 of the 25 largest metropolitan areas of the United States. AMC is also #1 or #2 in market share in 12 of the 15 countries it serves in North America, Europe and the Middle East. For more information, visit www.amctheatres.com.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com.  We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for email alerts.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to, risks related to: motion picture production and performance; AMC’s lack of control over distributors of films; intense competition in the geographic areas in which AMC operates; AMC Stubs A-List may not meet anticipated revenue projections which could negatively impact projected operating results; increased use of alternative film delivery methods or other forms of entertainment; shrinking exclusive theatrical release windows; general and international economic, political, regulatory and other risks, including risks related to the United Kingdom’s exit from the European Union; risks and uncertainties relating to AMC’s significant indebtedness; AMC’s ability to execute cost cutting and revenue enhancement initiatives; box office performance; limitations on the availability of capital; certain covenants in the agreements that govern AMC’s indebtedness may limit its ability to take advantage of certain business opportunities; risks relating to AMC’s inability to achieve the expected benefits and performance from its recent acquisitions; AMC’s ability to refinance its indebtedness on favorable terms; optimizing AMC’s theatre circuit through construction and the transformation of its existing theatres may be subject to delay and unanticipated costs; failures, unavailability or security breaches of AMC’s information systems; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; AMC’s ability to utilize net operating loss carryforwards to reduce its future tax liability or valuation allowances taken with respect to deferred tax assets; review by antitrust authorities in connection with acquisition opportunities; risks relating to unexpected costs or unknown liabilities relating to recently completed acquisitions; risks relating to the incurrence of legal liability including costs associated with recently filed class action lawsuits; general political, social and economic conditions and risks, trends, uncertainties and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” in AMC’s reports on Forms 10-K and Form 10-Q filed with the SEC, and the risks, trends and uncertainties identified in its other public filings. AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(Tables follow)

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

For the Three and Six Months Ended June 30, 2019 and June 30, 2018

(dollars in millions, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenues
Admissions	$895.5	$896.3	$1,627.0	$1,771.3
Food and beverage	492.5	445.8	861.3	851.6
Other theatre	118.1	100.4	218.2	203.2
Total revenues	1,506.1	1,442.5	2,706.5	2,826.1

Operating costs and expenses
Film exhibition costs	482.5	471.4	847.8	897.9
Food and beverage costs	76.4	72.2	137.9	138.4
Operating expense, excluding depreciation and amortization below	437.4	424.5	840.2	836.4
Rent	245.9	199.7	487.9	389.4
General and administrative:
Merger, acquisition and transaction costs	3.2	4.3	6.5	9.0
Other, excluding depreciation and amortization below	43.2	43.0	89.4	87.2
Depreciation and amortization	112.0	137.7	225.0	268.2
Operating costs and expenses	1,400.6	1,352.8	2,634.7	2,626.5

Operating income	105.5	89.7	71.8	199.6
Other expense (income):
Other expense (income)	(23.4)	2.2	6.4	3.4
Interest expense:
Corporate borrowings	74.2	62.2	145.5	123.9
Capital and financing lease obligations	2.1	9.8	4.2	20.1
Non-cash NCM exhibitor services agreement	10.1	10.4	20.3	20.9
Equity in earnings of non-consolidated entities	(10.2)	(13.0)	(16.7)	(4.0)
Investment income	(2.1)	(1.5)	(18.2)	(6.7)
Total other expense	50.7	70.1	141.5	157.6

Earnings (loss) before income taxes	54.8	19.6	(69.7)	42.0
Income tax provision (benefit)	5.4	(2.6)	11.1	2.1
Net earnings (loss)	$49.4	$22.2	$(80.8)	$39.9

Diluted earnings (loss) per share	$0.17	$0.17	$(0.78)	$0.31

Average shares outstanding diluted (in thousands)	135,528	128,105	103,814	128,042

Consolidated Balance Sheet Data (at period end):

(dollars in millions)

(unaudited)

	As of	As of
	June 30,	December 31,
	2019	2018
Cash and cash equivalents	$190.5	$313.3
Corporate borrowings	4,734.5	4,723.0
Other long-term liabilities	192.0	963.1
Finance lease liabilities	120.3	560.2
Stockholders' equity	1,325.1	1,397.6
Total assets	13,514.9	9,495.8

Consolidated Other Data:

(in millions, except operating data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Consolidated	2019	2018	2019	2018
Net cash provided by operating activities	$152.2	$131.7	$153.6	$297.1
Net cash used in investing activities	$(122.8)	$(66.7)	$(221.3)	$(181.5)
Net cash used in financing activities	$(20.6)	$(55.5)	$(54.5)	$(117.9)
Adjusted free cash flow	$100.1	$73.9	$50.3	$187.3
Capital expenditures	$115.1	$(133.8)	$(229.9)	$(241.1)
Screen additions	16	17	37	40
Screen acquisitions	64	9	64	31
Screen dispositions	36	44	104	134
Construction openings, net	(3)	(65)	(52)	(118)
Average screens	10,675	10,684	10,679	10,737
Number of screens operated	11,036	10,988	11,036	10,988
Number of theatres operated	1,004	1,005	1,004	1,005
Screens per theatre	11.0	10.9	11.0	10.9
Attendance (in thousands)	96,955	91,245	176,780	182,177

Segment Other Data:

(in millions, except per patron amounts and operating data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Other operating data:
Attendance (patrons, in thousands):
U.S. markets	71,900	69,751	126,879	131,607
International markets	25,055	21,494	49,901	50,570
Consolidated	96,955	91,245	176,780	182,177

Average ticket price (in dollars):
U.S. markets	$9.47	$9.95	$9.43	$9.87
International markets	$8.57	$9.40	$8.64	$9.34
Consolidated	$9.24	$9.82	$9.20	$9.72

Food and beverage revenues per patron (in dollars):
U.S. markets	$5.58	$5.29	$5.43	$5.17
International markets	$3.65	$3.56	$3.46	$3.38
Consolidated	$5.08	$4.89	$4.87	$4.67

Average Screen Count (month end average):
U.S. markets	8,006	8,010	8,003	8,053
International markets	2,669	2,674	2,676	2,684
Consolidated	10,675	10,684	10,679	10,737

Segment Information:

(unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenues
U.S. markets	$1,161.2	$1,129.3	$2,028.4	$2,111.4
International markets	344.9	313.2	678.1	714.7
Consolidated	$1,506.1	$1,442.5	$2,706.5	$2,826.1

Adjusted EBITDA
U.S. markets	$202.1	$222.2	$279.5	$430.5
International markets	35.5	22.6	66.3	92.2
Consolidated	$237.6	$244.8	$345.8	$522.7

Capital Expenditures
U.S. markets	$84.1	$101.0	$159.6	$172.0
International markets	31.0	32.8	70.3	69.1
Consolidated	$115.1	$133.8	$229.9	$241.1

Reconciliation of Adjusted EBITDA:

(dollars in millions)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net earnings (loss)	$49.4	$22.2	$(80.8)	$39.9
Plus:
Income tax provision (benefit)	5.4	(2.6)	11.1	2.1
Interest expense	86.4	82.4	170.0	164.9
Depreciation and amortization	112.0	137.7	225.0	268.2
Certain operating expenses (2)	2.3	5.7	4.8	9.4
Equity in (earnings) loss of non-consolidated entities (3)	(10.2)	(13.0)	(16.7)	(4.0)
Cash distributions from non-consolidated entities (4)	1.8	3.5	12.3	27.8
Attributable EBITDA (5)	2.0	(0.4)	2.9	1.6
Investment income	(2.1)	(1.5)	(18.2)	(6.7)
Other expense (income) (6)	(23.8)	2.5	6.1	3.7
Non-cash rent - purchase accounting (7)	5.8	—	13.4	—
General and administrative expense—unallocated:
Merger, acquisition and transaction costs (8)	3.2	4.3	6.5	9.0
Stock-based compensation expense (income) (9)	5.4	4.0	9.4	6.8
Adjusted EBITDA(1)	$237.6	$244.8	$345.8	$522.7

Rent	$245.9	$199.7	$487.9	$389.4

1)

We present Adjusted EBITDA as a supplemental measure of our performance.  We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in international markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.  Adjusted EBITDA is a non-U.S. GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA:

•	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•	excludes income tax payments that represent a reduction in cash available to us;

•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

•	does not reflect the impact of divestitures that were required in connection with recently completed acquisitions.

2)

Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent expense, and disposition of assets and other non-operating gains or losses included in operating expenses. The Company has excluded these items as they are non-cash in nature, include components of interest cost for the time value of money or are non-operating in nature.

3)	During the three months ended June 30, 2019, the Company recorded $9.0 million in earnings from DCIP.

During the six months ended June 30, 2019, the Company recorded $14.6 million in earnings from DCIP. During the six months ended June 30, 2018, equity in earnings of non-consolidated entities includes a lower of carrying value or fair value impairment loss of the held-for sale portion of our investment in NCM of $16.0 million. The impairment charge reflects recording our held-for-sale units and shares at the publicly quoted per share price on March 31, 2018 of $5.19. Equity in earnings of non-consolidated entities also includes loss on the surrender (disposition) of a portion of the Company’s investment in NCM of $1.1 million during the six months ended June 30, 2018.

4)

Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. The Company believes including cash distributions is an appropriate reflection of the contribution of these investments to its operations.

5)

Attributable EBITDA includes the EBITDA from minority equity investments in theatre operators in certain international markets. See below for a reconciliation of the Company’s equity (earnings) loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where the Company holds a significant market share, the Company believes attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. The Company also provides services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program. As these investments relate only to our Nordic acquisition, the second quarter of 2017 represents the first time the Company has made this adjustment and does not impact prior historical presentations of Adjusted EBITDA.

Reconciliation of Attributable EBITDA (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Equity in earnings of non-consolidated entities	$(10.2)	$(13.0)	$(16.7)	$(4.0)
Less:
Equity in earnings of non-consolidated entities excluding international theatre JV's	(9.8)	(13.9)	(15.8)	(3.6)
Equity in earnings (loss) of International theatre JV's	0.4	(0.9)	0.9	0.4
Income tax provision	0.1	—	0.1	—
Investment income	(0.3)	—	(0.5)	—
Interest expense	0.1	—	0.1	—
Depreciation and amortization	1.7	0.5	2.3	1.2
Attributable EBITDA	$2.0	$(0.4)	$2.9	$1.6

6)

Other income for the three months ended June 30, 2019 includes income of $33.9 million due to the decrease in fair value of our derivative liability for the Convertible Notes due 2024, income of $7.1 million as a result of an increase in fair value of its derivative asset, and an expense of $16.6 million of fees related to modification of term loans. Other expense for the six months ended June 30, 2019 includes income of $20.6 million due to the decrease in fair value of our derivative liability for the Convertible Notes due 2024, an expense of $8.0 million as a result of a decrease in fair value of its derivative asset, an expense of $16.6 million of fees related to modifications of term loans, and $1.0 million loss on GBP forward contract. Other income for the three and six months ended June 30, 2018 includes financing related foreign currency transaction losses.

7)	Reflects amortization of certain intangible assets reclassified from depreciation and amortization to rent expense, due to the adoption of ASC 842.

8)	Merger, acquisition and transition costs are excluded as they are non-operating in nature.

9)	Stock-based compensation expense is non-cash or non-recurring expense included in General and Administrative: Other.

Reconciliation of Adjusted Free Cash Flow (1)

(dollars in millions)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net cash provided by operating activities	$152.2	$131.7	$153.6	$297.1
Plus:
Merger, acquisition and transaction costs(2)	3.2	4.3	6.5	9.0
Less:
Maintenance capital expenditures(3)	25.7	31.9	45.0	46.5
Landlord contributions(5)	29.6	30.2	64.8	72.3
Adjusted free cash flow (1)	$100.1	$73.9	$50.3	$187.3

Reconciliation of Capital Expenditures
Capital expenditures
Growth capital expenditures(4)	$88.2	$109.2	$158.7	$183.2
Maintenance capital expenditures(3)	25.7	31.9	45.0	46.5
Change in construction payables(6)	1.2	(7.3)	26.2	11.4
Total capital expenditures	$115.1	$133.8	$229.9	$241.1

Starting in the fourth quarter of 2018, AMC began disclosing a new non-U.S. GAAP financial measure “Adjusted Free Cash Flow” as a measure of our liquidity.  We believe this measure is indicative of our ability to generate cash in excess of maintenance capital expenditures and certain other non-operating costs and for other uses including repayment of our corporate borrowings and generating cash for growth opportunities.

1)

We present “Adjusted Free Cash Flow” as a supplemental measure of our liquidity.  Management uses this measure and we believe it is helpful to investors as an indication of our ability to generate cash in-excess-of maintenance capital expenditures and certain other non-operating and costs and for other uses including repayment of our corporate borrowings and generating cash for growth opportunities.  Adjusted Free Cash Flow is a non-U.S. GAAP financial measure and is defined as net cash provided by operating activities, plus merger, acquisition and transaction costs, less maintenance capital expenditures and landlord contributions. Adjusted free cash flow does not represent the residual cash flow available for discretionary expenditures.  It should be considered in addition to, not a substitute for or superior to net cash provided by operating activities. The term adjusted free cash flow may differ from similar measures reported by other companies. Also provided is a reconciliation of Capital Expenditures disclosed in the Consolidated Statement of Cash Flows made up of growth capital expenditures, maintenance capital expenditures and change in construction payables as further explanation of the components of adjusted free cash flow.

2)	Merger, acquisition and transition costs are excluded as they are non-operating.

3)

Maintenance capital expenditures are amounts required to keep our existing theatres in compliance with regulatory requirements and in a sustainable good operating condition, including expenditures for repair of HVAC, sight and sound systems, compliance with ADA requirements and technology upgrades of existing systems.

4)

Growth capital expenditures are investments that enhance the guest experience and grow revenues and profits and include initiatives such as theatre remodels, acquisitions, newly built theatres, premium large formats, enhanced food and beverage offerings and service models and technology that enable efficiencies and additional revenue opportunities. We did not deduct these from adjusted free cash flow because they are discretionary, and the related benefits may not be fully reflected in our net cash provided by operating activities.

5)	Landlord contributions represent reimbursements in our strategic growth initiatives by our landlords.

6)

Change in construction payables are changes in amounts accrued for capital expenditures and are not deducted or added back to Adjusted Free Cash Flow as they fluctuate significantly from period to period based on the timing of actual payments.

Reconciliation of Consolidated Adjusted EBITDA and Adjusted Free Cash Flow Under ASC 842

(dollars in millions)

(Unaudited)

	Quarter Ended June 30,
	2019	2018	Change
Total Adjusted EBITDA
Total Adjusted EBITDA (as reported)	$237.6	$244.8	(2.9)%
Certain adjustments to rent expense (a)	—	(23.4)
Total Adjusted EBITDA (post-ASC 842)	237.6	221.4	7.3%
Impact of ASC 842 on Adjusted EBITDA	$(22.7)	$(23.4)

(a) The adjustments for certain rent expense items include cash rent for legacy build-to-suit financing lease obligations of $22.1 million and deferred rent related to deferred gain amortization of $1.3 million.

	Six Months Ended June 30,
	2019	2018	Change
Total Adjusted EBITDA
Total Adjusted EBITDA (as reported)	$345.8	$522.7	(33.8)%
Certain adjustments to rent expense (a)	—	(47.1)
Total Adjusted EBITDA (post-ASC 842)	345.8	475.6	(27.3)%
Impact of ASC 842 on Adjusted EBITDA	$(45.4)	$(47.1)

(a) The adjustments for certain rent expense items include cash rent for legacy build-to-suit financing lease obligations of $44.5 million and deferred rent related to deferred gain amortization of $2.6 million.

Reconciliation of net earnings to Adjusted EBITDA for 2018 (adjusted for ASC 842(see footnotes above):

(In millions)

	Three Months	Six Months
	Ended	Ended
	June 30, 2018	June 30, 2018
Net earnings	$23.9	43.9
Plus:
Income tax provision	(2.6)	2.1
Interest expense	74.7	149.4
Depreciation and amortization	110.6	213.0
Certain operating expenses (2)	5.7	9.4
Equity in loss of non-consolidated entities (3)	(13.0)	(4.0)
Cash distributions from non-consolidated entities (4)	3.5	27.8
Attributable EBITDA (5)	(0.4)	1.6
Investment income	(1.5)	(6.7)
Other expense (6)	2.5	3.7
Non-cash rent - purchase accounting (7)	9.7	19.6
General and administrative expense—unallocated:		—
Merger, acquisition and transaction costs (8)	4.3	9.0
Stock-based compensation expense (9)	4.0	6.8
Adjusted EBITDA (1)	$221.4	$475.6

	Quarter Ended June 30,
	2019	2018	Change
Adjusted free cash flow
Adjusted free cash flow (as reported)	$100.1	$73.9	35.5%
Adjustment to cash flow used in operating activities (a)	—	(14.4)
Adjusted free cash flow (post-ASC 842)	100.1	59.5	68.2%
Impact of ASC 842 on Adjusted free cash flow	$(14.0)	$(14.4)

(a)Adjustments for principal payments for build-to-suit financing lease obligations that previously were reported in net cash used in financing activities

	Six Months Ended June 30,
	2019	2018	Change
Adjusted free cash flow
Adjusted free cash flow (as reported)	$50.3	$187.3	(73.1)%
Adjustment to cash flow used in operating activities (a)	—	(29.0)
Adjusted free cash flow (post-ASC 842)	50.3	158.3	(68.2)%
Impact of ASC 842 on Adjusted free cash flow	$(28.0)	$(29.0)

(a)Adjustments for principal payments for build-to-suit financing lease obligations that previously were reported in net cash used in financing activities

Select Consolidated Constant Currency financial data (see Note 10):

Three and Six Months Ended June 30, 2019

(dollars in millions) (unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2019			June 30, 2019
	Constant Currency (10)			Constant Currency (10)
	US	International	Total	US	International	Total
Revenues
Admissions	$680.7	$228.9	$909.6	$1,196.1	$463.2	$1,659.3
Food and beverage	401.1	97.4	498.5	688.7	185.2	873.9
Other theatre	79.4	41.3	120.7	143.6	80.4	224.0
Total revenues	1,161.2	367.6	1,528.8	2,028.4	728.8	2,757.2

Operating costs and expenses
Film exhibition costs	390.2	98.4	488.6	667.5	193.9	861.4
Food and beverage costs	56.1	21.6	77.7	99.0	41.7	140.7
Operating expense	320.9	124.0	444.9	606.5	250.9	857.4
Rent	179.6	70.6	250.2	356.2	141.3	497.5
General and administrative:
Merger, acquisition and transaction costs	2.4	0.9	3.3	3.5	3.3	6.8
Other	24.9	19.4	44.3	52.5	39.7	92.2
Depreciation and amortization	84.2	29.5	113.7	167.9	61.3	229.2
Operating costs and expenses	1,058.3	364.4	1,422.7	1,953.1	732.1	2,685.2

Operating income (loss)	102.9	3.2	106.1	75.3	(3.3)	72.0
Other expense (income)	(23.2)	(0.2)	(23.4)	6.1	0.2	6.3
Interest expense	84.2	2.3	86.5	165.8	4.6	170.4
Equity in earnings of non-consolidated entities	(9.9)	(0.3)	(10.2)	(16.0)	(0.8)	(16.8)
Investment income	(0.2)	(2.0)	(2.2)	(5.3)	(14.8)	(20.1)
Total other expense	50.9	(0.2)	50.7	150.6	(10.8)	139.8
Loss before income taxes	52.0	3.4	55.4	(75.3)	7.5	(67.8)
Income tax provision (benefit)	5.8	(0.4)	5.4	9.3	2.1	11.4
Net loss	$46.2	$3.8	$50.0	$(84.6)	$5.4	$(79.2)

Attendance	71,900	25,055	96,955	126,879	49,901	176,780
Average Screens	8,006	2,669	10,675	8,003	2,676	10,679
Average Ticket Price	$9.47	$9.14	$9.38	$9.43	$9.28	$9.39

Reconciliation of Consolidated Constant Currency Adjusted EBITDA (see Note 10):

Three and Six Months Ended June 30, 2019

(dollars in millions) (unaudited)

	Three Months Ended	Six Months Ended
	June 30, 2019	June 30, 2019
	Constant Currency (10)	Constant Currency (10)
Net earnings (loss)	$50.0	$(79.5)
Plus:
Income tax benefit	5.4	11.4
Interest expense	86.5	170.3
Depreciation and amortization	113.7	229.1
Certain operating expenses (2)	2.2	4.9
Equity in earnings of non-consolidated entities (3)	(10.2)	(16.8)
Cash distributions from non-consolidated entities (4)	1.8	12.4
Attributable EBITDA (5)	2.2	3.2
Investment income	(2.2)	(19.8)
Other expense (income) (6)	(23.8)	6.1
Non-cash rent expense - purchase accounting (7)	5.9	13.7
General and administrative expense—unallocated:
Merger, acquisition and transaction costs (8)	3.3	6.9
Stock-based compensation expense (9)	5.6	9.6
Adjusted EBITDA (1)	$240.4	$351.5

Adjusted EBITDA (in millions) (1)
U.S. markets	$202.1	$279.6
International markets	38.3	71.9
Total Adjusted EBITDA	$240.4	$351.5

1)

We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in international markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-U.S. GAAP financial measures and should not be construed as an alternative to net earnings (loss) or net earnings (loss) margin as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA has important limitations as analytical tools, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA:

•	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•	excludes income tax payments that represent a reduction in cash available to us;

•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

•	does not reflect the impact of divestitures that were required in connection with recently completed acquisitions.

2)

Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent, and disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature, include components of interest cost for the time value of money or are non-operating in nature.

3)

During the three months ended June 30, 2019, we recorded $9.0 million in earnings from DCIP. During the six months ended June 30, 2019, we recorded $14.6 million in earnings from DCIP. During the six months ended June 30, 2018, equity in earnings of non-consolidated entities includes a lower of carrying value impairment loss on the held-for-sale portion of NCM of $16.0 million. The impairment charges reflect recording our held-for-sale units and other-than-temporary impaired shares at the publicly quoted per share price on March 31, 2018 of $5.19. Equity in earnings of non-consolidated entities also includes the surrender (disposition) of a portion of our investment in NCM of $1.1 million during the six months ended June 30, 2018.

4)

Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. We believe including cash distributions is an appropriate reflection of the contribution of these investments to our operations.

5)

Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain international markets. See below for a reconciliation of our equity (earnings) loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. We also provide services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program. As these investments relate only to our Nordic acquisition, the second quarter of 2017 represents the first time we have made this adjustment and does not impact prior historical presentations of Adjusted EBITDA.

Reconciliation of Constant Currency Attributable EBITDA (Unaudited)

	Three Months Ended	Six Months Ended
	June 30,	June 30,
	2019	2019
(In millions)	Constant Currency	Constant Currency
Equity in earnings of non-consolidated entities	$(10.2)	$(16.8)
Less:
Equity in earnings of non-consolidated entities excluding international theatre JV's	(9.8)	(15.8)
Equity in earnings of International theatre JV's	0.4	1.0
Investment income	(0.3)	(0.5)
Interest expense	0.2	0.2
Depreciation and amortization	1.9	2.5
Attributable EBITDA	$2.2	$3.2

6)

Other income for the three months ended June 30, 2019 includes income of $33.9 million due to the decrease in fair value of our derivative liability for the Convertible Notes due 2024, income of $7.1 million as a result of an increase in fair value of its derivative asset, and expense of $16.6 million of fees related to modifications of term loans. Other expense for the six months ended June 30, 2019 includes income of $20.6 million due to the decrease in fair value of our derivative liability for the Convertible Notes due 2024, an expense of $8.0 million as a result of a decrease in fair value of its derivative asset, an expense of $16.6 million of fees related to modifications of term loans, and $1.0 million loss on GBP forward contract.

7)	Reflects amortization of certain intangible assets reclassified from depreciation and amortization to rent expense, due to the adoption of ASC 842.

8)	Merger, acquisition and transition costs are excluded as it is non-operating in nature.

9)	Stock-based compensation expense is Non-cash or non-recurring expense included in General and Administrative: Other.

10)

 The International segment information for the three and six months ended June 30, 2019 has been adjusted for constant currency. Constant currency amounts, which are non-GAAP measurements were calculated using the average exchange rate for the corresponding period for 2018. We translate the results of our international operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts for our international operating segment to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

Forward-Looking Non-GAAP Financial Information

The Company provides certain elements of its forward-looking 2019 outlook solely on a non-GAAP basis because the Company cannot predict certain elements that would be required in certain reported GAAP results. The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP ranges of measures, Adjusted EBITDA Margin and Net Leverage to their most comparable GAAP financial measures because it is impractical to forecast certain items without unreasonable efforts due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of and the periods in which such items may be recognized. For Adjusted EBITDA and Net Leverage, these items are generally expected to be similar to the kinds  of charges and costs excluded from Adjusted EBITDA and Net Leverage in prior periods and include, but are not limited to, acquisition- related expenses, stock-based compensation, income tax, interest and depreciation expense, and certain other expenses and other assumptions about capital requirements, cash and derivative liabilities for future periods. The variability of these items may have a significant impact on our future GAAP financial results.

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